As filed with the Securities and Exchange Commission on January 10, 2011
Registration No. 333-169439
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective
Amendment No. 1
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rockville Financial New, Inc. and
Rockville Bank 401(k) Plan
(Exact name of registrant as specified in its charter)

Connecticut (State or Other Jurisdiction of Incorporation or Organization)	6712 (Primary Standard Industrial Classification Code Number)	27-3577029 (I.R.S. Employer Identification Number)

25 Park Street
Rockville, CT 06066
(860) 291-3600
(Address and telephone of registrant’s principal executive offices)

William J. McGurk
President and Chief Executive Officer
Rockville Financial New, Inc.
25 Park Street
Rockville, CT 06066
(860) 291-3600
(Address and telephone number of registrant’s agent for service)

Copies to:
William W. Bouton III, Esq.
Robert J. Metzler II, Esq.
Hinckley, Allen & Snyder LLP
20 Church Street
Hartford, CT 06103
(860) 725-6200

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☑ (Registration No. 333-169439)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE*

*	No additional registration fee is due because no additional shares are being registered.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-169439) is being filed solely in order to (i) include as Exhibit 1.2, the Agency Agreement by and among Rockville Financial, Inc., Rockville Financial MHC, Inc., Rockville Bank, Rockville Financial New, Inc. and Keefe, Bruyette & Woods, Inc., as authorized representative of Keefe, Bruyette & Woods, Inc. and Stifel, Nicolaus & Company, Incorporated; (ii) include as Exhibit 10.3, the Amended and Restated Employment Agreement by and among Rockville Financial, Inc., Rockville Bank and Christopher E. Buchholz, effective January 1, 2011; (iii) include as Exhibit 10.5, the Amended and Restated Employment Agreement by and among Rockville Financial, Inc., Rockville Bank and Richard J. Trachimowicz, effective January 1, 2011; (iv) include as Exhibit 10.15, the Amended and Restated Employment Agreement by and among Rockville Financial, Inc., Rockville Bank and John T. Lund, effective January 1, 2011; (v) include as Exhibit 10.16, the Employment Agreement by and among Rockville Financial, Inc., Rockville Bank and William H.W. Crawford, IV, effective January 3, 2011; (vi) include as Exhibit 23.5, the Consent of William H.W. Crawford, IV; and (vii) to otherwise update the list of Exhibits.

The contents of the above Registration Statement on Form S-1 (Registration No. 333-169439), including Pre-Effective Amendments thereto, are incorporated herein by reference.

This Post-Effective Amendment shall become effective in accordance with the provisions of Rule 462 of the Securities Act of 1933, as amended.

Item 16.	Exhibits and Financial Statement Schedules:

The exhibits and financial statement schedules filed (unless otherwise noted) as part of this registration statement are as follows:

(a)	List of Exhibits

1.1		Engagement Letters between Rockville Financial MHC, Inc., Rockville Financial, Inc. and Rockville Bank and Keefe, Bruyette & Woods, Inc.*
1.2		Agency Agreement by and among Rockville Financial MHC, Inc., Rockville Financial, Inc., Rockville Bank, Rockville Financial New, Inc. and Keefe, Bruyette & Woods, Inc., as authorized representative of Keefe, Bruyette & Woods, Inc. and Stifel, Nicolaus & Company, Incorporated
2.1		Amended and Restated Plan of Conversion and Reorganization*
3.1		Certificate of Incorporation of Rockville Financial New, Inc.*
3	.1.1	Amendment to Certificate of Incorporation of Rockville Financial New, Inc. dated of September 16, 2010*
3.2		Bylaws of Rockville Financial New, Inc.*
4.1		Form of Common Stock Certificate of Rockville Financial New, Inc.*
5.1		Opinion of Hinckley, Allen & Snyder LLP regarding legality of securities being registered*
8.1		Form of Tax Opinion of Hinckley, Allen & Snyder LLP*
10.1		Employment Agreement as amended and restated by and among Rockville Financial, Inc., Rockville Bank and William J. McGurk, effective January 1, 2009 (incorporated herein by reference to Exhibit 10.1 to the Annual Report on Rockville Financial, Inc.’s Form 10-K for the year ended December 31, 2008 filed on March 11, 2009 (File No. 000-51239))
10.2		Employment Agreement as amended and restated by and among Rockville Financial, Inc., Rockville Bank and Joseph F. Jeamel, Jr., effective January 1, 2009 (incorporated herein by reference to Exhibit 10.2 to the Annual Report on Rockville Financial, Inc.’s Form 10-K for the year ended December 31, 2008 filed on March 11, 2009 (File No. 000-51239))
10.3		Employment Agreement as amended and restated by and among Rockville Financial, Inc., Rockville Bank and Christopher E. Buchholz, effective January 1, 2011
10.4		Change-in-Control and Restricted Covenant Agreement by and among Rockville Financial, Inc., Rockville Bank and John T. Lund, effective January 2, 2009 (incorporated herein by reference to Exhibit 10.3 to the Annual Report on Rockville Financial, Inc.’s Form 10-K for the year ended December 31, 2008 filed on March 11, 2009 (File No. 000-51239))
10.5		Employment Agreement as amended and restated by and among Rockville Financial, Inc., Rockville Bank and Richard J. Trachimowicz, effective January 1, 2011
10.6		Supplemental Savings and Retirement Plan of Rockville Bank as amended and restated effective December 31, 2007 (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed for Rockville Financial, Inc. filed on December 18, 2007)
10.7		Rockville Bank Officer Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.2.3 to Rockville Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006)
10.8		Rockville Bank Supplemental Executive Retirement Agreement for Joseph F. Jeamel, Jr. effective January 27, 2004*
10.9		First Amendment to the Supplemental Executive Retirement Agreement for Joseph F. Jeamel, Jr. (incorporated herein by reference to Exhibit 10.7.1 to the Current Report on Form 8-K filed for Rockville Financial, Inc. filed on December 18, 2007)
10.10		Executive Split Dollar Life Insurance Agreement for Joseph F. Jeamel, Jr. effective October 18, 1993*
10.11		Rockville Bank Supplemental Executive Retirement Plan as amended and restated effective December 31, 2007 (incorporated herein by reference to Exhibit 10.9 to the Current Report on Form 8-K filed for Rockville Financial, Inc. filed on December 18, 2007)
10.12		Rockville Financial, Inc. 2006 Stock Incentive Award Plan (incorporated herein by reference to Appendix B in the Definitive Proxy Statement on Form 14A for Rockville Financial, Inc. filed on July 3, 2006)
10.13		Supplemental Executive Retirement Plan for John T. Lund effective December 6, 2010*

10.14		Supplemental Executive Retirement Plan for Richard J. Trachimowicz effective December 6, 2010*
10.15		Employment Agreement as amended and restated by and among Rockville Financial, Inc., Rockville Bank and John T. Lund, effective January 1, 2011
10.16		Employment Agreement by and among Rockville Financial, Inc., Rockville Bank and William H.W. Crawford, IV, effective January 3, 2011
21.1		Subsidiaries of Rockville Financial New, Inc. and Rockville Bank*
23.1		Consent of Hinckley, Allen & Snyder LLP (contained in Opinions included as Exhibits 5.1 and 8.1)
23.2		Consent of Deloitte & Touche, LLP*
23.3		Consent of Wolf & Company, P.C.*
23.4		Consent of RP Financial, LC.*
23.5		Consent of William H.W. Crawford, IV
24		Power of Attorney (set forth on signature page)
99.1		Appraisal Agreement between Rockville Financial MHC, Inc., Rockville Financial, Inc., Rockville Bank and RP Financial, LC.*
99.2		Business Plan Agreement between Rockville Bank and FinPro, Inc.*
99.3		Appraisal Report of RP Financial, LC.*
99	.3.1	Appraisal Update Report of RP Financial, LC.*
99.4		Marketing Materials*
99.5		Stock Order and Certification Form*
99.6		Form of Proxy Card*
99.7		Letter of RP Financial, LC. regarding subscription rights*
99.8		Letter of RP Financial, LC. regarding liquidation accounts*
99.9		Stock Transfer Form*

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of South Windsor, State of Connecticut on January 10, 2011.

ROCKVILLE FINANCIAL NEW, INC.

By:	/s/ William J. McGurk
William J. McGurk
President and Chief Executive Officer
(Duly Authorized Representative)

POWER OF ATTORNEY

We, the undersigned directors and officers of Rockville Financial New, Inc. (the “Company”) hereby severally constitute and appoint William J. McGurk as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said William J. McGurk may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company’s common stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said William J. McGurk shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ William J. McGurk William J. McGurk	President and Chief Executive Officer (Principal Executive Officer)	January 10, 2011

/s/ John T. Lund John T. Lund	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 10, 2011

/s/ Michael A. Bars Michael A. Bars	Director	January 10, 2011

/s/ C. Perry Chilberg C. Perry Chilberg	Director	January 10, 2011

/s/ David A. Engelson David A. Engelson	Director	January 10, 2011

/s/ Pamela J. Guenard Pamela J. Guenard	Director	January 10, 2011

Signatures	Title	Date

/s/ Joseph F. Jeamel, Jr. Joseph F. Jeamel, Jr.	Director	January 10, 2011

/s/ Kristen A. Johnson Kristen A. Johnson	Director	January 10, 2011

/s/ Raymond H. Lefurge, Jr. Raymond H. Lefurge, Jr.	Director	January 10, 2011

/s/ Stuart E. Magdefrau Stuart E. Magdefrau	Director	January 10, 2011

/s/ Thomas S. Mason Thomas S. Mason	Director	January 10, 2011

/s/ Peter F. Olson Peter F. Olson	Director	January 10, 2011

/s/ Rosemarie Novello Papa Rosemarie Novello Papa	Director	January 10, 2011

/s/ Richard M. Tkacz Richard M. Tkacz	Director	January 10, 2011

EXHIBIT INDEX

1.1		Engagement Letters between Rockville Financial MHC, Inc., Rockville Financial, Inc. and Rockville Bank and Keefe, Bruyette & Woods, Inc.*
1.2		Agency Agreement by and among Rockville Financial MHC, Inc., Rockville Financial, Inc., Rockville Bank, Rockville Financial New, Inc. and Keefe, Bruyette & Woods, Inc., as authorized representative of Keefe, Bruyette & Woods, Inc. and Stifel, Nicolaus & Company, Incorporated
2.1		Amended and Restated Plan of Conversion and Reorganization*
3.1		Certificate of Incorporation of Rockville Financial New, Inc.*
3	.1.1	Amendment of Certificate of Incorporation of Rockville Financial New, Inc. dated as of September 16, 2010*
3.2		Bylaws of Rockville Financial New, Inc.*
4.1		Form of Common Stock Certificate of Rockville Financial New, Inc.*
5.1		Opinion of Hinckley, Allen & Snyder LLP regarding legality of securities being registered*
8.1		Form of Tax Opinion of Hinckley, Allen & Snyder LLP*
10.1		Employment Agreement as amended and restated by and among Rockville Financial, Inc., Rockville Bank and William J. McGurk, effective January 1, 2009 (incorporated herein by reference to Exhibit 10.1 to the Annual Report on Rockville Financial, Inc.’s Form 10-K for the year ended December 31, 2008 filed on March 11, 2009 (File No. 000-51239))
10.2		Employment Agreement as amended and restated by and among Rockville Financial, Inc., Rockville Bank and Joseph F. Jeamel, Jr., effective January 1, 2009 (incorporated herein by reference to Exhibit 10.2 to the Annual Report on Rockville Financial, Inc.’s Form 10-K for the year ended December 31, 2008 filed on March 11, 2009 (File No. 000-51239))
10.3		Employment Agreement as amended and restated by and among Rockville Financial, Inc., Rockville Bank and Christopher E. Buchholz, effective January 1, 2011
10.4		Change-in-Control and Restricted Covenant Agreement by and among Rockville Financial, Inc., Rockville Bank and John T. Lund, effective January 2, 2009 (incorporated herein by reference to Exhibit 10.3 to the Annual Report on Rockville Financial, Inc.’s Form 10-K for the year ended December 31, 2008 filed on March 11, 2009 (File No. 000-51239))
10.5		Employment Agreement as amended and restated by and among Rockville Financial, Inc., Rockville Bank and Richard J. Trachimowicz, effective January 1, 2011
10.6		Supplemental Savings and Retirement Plan of Rockville Bank as amended and restated effective December 31, 2007 (incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K filed for Rockville Financial, Inc. filed on December 18, 2007)
10.7		Rockville Bank Officer Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.2.3 to Rockville Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005 filed on March 31, 2006)
10.8		Rockville Bank Supplemental Executive Retirement Agreement for Joseph F. Jeamel, Jr. effective January 27, 2004*
10.9		First Amendment to the Supplemental Executive Retirement Agreement for Joseph F. Jeamel, Jr. (incorporated herein by reference to Exhibit 10.7.1 to the Current Report on Form 8-K filed for Rockville Financial, Inc. filed on December 18, 2007)
10.10		Executive Split Dollar Life Insurance Agreement for Joseph F. Jeamel, Jr. effective October 18, 1993*
10.11		Rockville Bank Supplemental Executive Retirement Plan as amended and restated effective December 31, 2007 (incorporated herein by reference to Exhibit 10.9 to the Current Report on Form 8-K filed for Rockville Financial, Inc. filed on December 18, 2007)
10.12		Rockville Financial, Inc. 2006 Stock Incentive Award Plan (incorporated herein by reference to Appendix B in the Definitive Proxy Statement on Form 14A for Rockville Financial, Inc. filed on July 3, 2006)
10.13		Supplemental Executive Retirement Plan for John T. Lund effective December 6, 2010*
10.14		Supplemental Executive Retirement Plan for Richard J. Trachmowicz effective December 6, 2010*
10.15		Employment Agreement as amended and restated by and among Rockville Financial, Inc., Rockville Bank and John T. Lund, effective January 1, 2011

10.16		Employment Agreement by and among Rockville Financial, Inc., Rockville Bank and William H.W. Crawford, IV, effective January 3, 2011
21.1		Subsidiaries of Rockville Financial New, Inc. and Rockville Bank*
23.1		Consent of Hinckley, Allen & Snyder LLP (contained in Opinions included as Exhibits 5.1 and 8.1)
23.2		Consent of Deloitte & Touche, LLP*
23.3		Consent of Wolf & Company, P.C.*
23.4		Consent of RP Financial, LC.*
23.5		Consent of William H.W. Crawford, IV
24		Power of Attorney (set forth on signature page)
99.1		Appraisal Agreement between Rockville Financial MHC, Inc., Rockville Financial, Inc., Rockville Bank and RP Financial, LC.*
99.2		Business Plan Agreement between Rockville Bank and FinPro, Inc.*
99.3		Appraisal Report of RP Financial, LC.*
99	.3.1	Appraisal Update Report of RP Financial, LC.*
99.4		Marketing Materials*
99.5		Stock Order and Certification Form*
99.6		Form of Proxy Card*
99.7		Letter of RP Financial, LC. regarding subscription rights*
99.8		Letter of RP Financial, LC. regarding liquidation accounts*
99.9		Stock Transfer Form*

*	Previously filed.